February 1, 2011

An “Open Letter” to Canadian holders of E-Debit Global Corporation Common Stock

Regarding British Columbia Securities Commission – Cease Trade Order

Further to E-Debit Global Corporation’s News Release of January 5, 2011 which outlined the delivery of the British Columbia Securities Commission (“BCSC”) “Cease Trade Order” notice to E-Debit by facsimile on December 23, 2010 and received on December 29, 2010, the Company has delivered Notice to the BCSC requesting a hearing with the Commission to appeal the Cease Trade Order and the issuance of a “Stay” to the Order until conclusion of the requested Commission hearing.

The issuance of the BCSC Cease Trade Order has had and continues to have a significant impact to our Canadian Common Stock shareholders as the Order affects all brokerage firms in Canada and particularly the online brokerage firms, stranding the E-Debit shares in the shareholder’s brokerage accounts.  As outlined in our aforementioned News Release (which I encourage all our Canadian shareholders review) the company has aggressively defended its position disputing the grounds that the Cease Trade Order has been issued on, which appears related to the retention of Open Waters Investments Inc. as the Company’s Investment Relations firm.

In our previous News Release we advised that we would post all related correspondence with the BCSC related to our appeal of the Cease Trade Order which resulted in advice being offered by BCSC litigation services and compliance counsel they “do not believe it would be in the public interest for E-Debit to publish correspondence between it and the Commission on its website.”  E-Debit has advised the BCSC correspondence authors that it disagrees with its stated opinion, advising  the Company will be guided by our fiduciary duty of timely, full and complete disclosure related to “material events” which will be disclosed by filing and posting on the SEC website as well as the Company’s edebitglobal website, all correspondence originating with the Company.

The Company will be guided by paragraph 9 of Jung 2007 BCSECCOM 637 related to BC Instrument 15-501 “Disclosure of Investigation Information gathered in the course of an investigation under the act” and will not post any of the documents identified in the Record that has now been delivered to the Company, other than correspondence between the Company and BCSC in bringing this matter to hearing and such other documents that have been previously filed on the SEC website and accessible through the Company website.

As a result the Company will vet all our website postings to ensure that any documents supplied by the BCSC in the delivery of their “Record” are not disclosed and we will vet all correspondence between      E-Debit and the BCSC to ensure that privileged documents are not published or identified.

Notwithstanding the aforementioned, E-Debit as a publicly traded and reporting company since 2001, has a continuing obligation and requirement to give full, plain and timely disclosure to all of its Shareholders and the public related to maters which the Company’s Board and Management believe to have or will have a “material effect” on the company and the value of the Company’s shares.

E-Debit Global Corporation has determined with professional advice both legal and financial that the issuance of the BCSC “Cease Trade Order” has had a “material effect” on the Company until such time as the Commission holds its hearing the Company will continue to keep our shareholders apprised of our progress in resolving this matter.  E-Debit will not post any correspondence which might put the Company in a conflict with the Commission, but we will give an overview of the Company’s position stated within the correspondence.

The company has delivered notice to the BCSC outlining our grounds for the Commission to conduct a Hearing to Review and Appeal the Cease Trader Order and for the issuance of the “Stay” to the Order as follows:

Grounds for the review and appeal

a)

E-Debit “does not have” any significant connections with the Province of British Columbia through its management, investor relations, or sale of seed stock.

b)

E-Debit’s review of the Record as supplied by BCSC litigation counsel has resulted in the Company’s determination that the information supplied to the Executive Director which was relied upon to issue the Cease Trade Order was incomplete, not factual, based on rumour, supposition, innuendo and was prejudicial which left unchallenged is damaging to the Company’s Canadian holders of the Company’s common stock and to the Company.

The Board of Directors and the Management of E-Debit takes the actions of the BCSC in the issuance of the Cease Trade Order very seriously.  E-Debit as a publicly traded and reporting company since 2001, has been continually fully compliant with its filing requirements with the Security Exchange Commission related to its trading status under the symbol “WSHE” and quoted in the U.S. Over-the Counter Bulletin Board (OTC:BB) from that date.  We believe that upon the presentation of our position at the Commission Hearing our position will be confirmed and the Cease Trade Order lifted.  If not, we will comply with the Commission’s further requirements.

Continued advice will be delivered as this Appeal proceeds through the process and we appreciate the support of our shareholders while we continue to try to rectify this situation.

In closing, the actions originating from the BCSC has no effect on our trading status in any other jurisdiction than British Columbia but it does effect trading activity in Canada.  E-Debit as a company conducting its business activities through our Canadian subsidiaries we take every effort to ensure the integrity and complete compliance of our business activities in each jurisdiction we conduct our businesses.  We will continue to conduct our business in this same manner.

Thank you,

Doug Mac Donald, President & CEO

E-Debit Global Corporation

#12, 3620 – 29th Street N.E., Calgary, Alberta T1Y 5Z8

Tel: (403) 290-0264 • Fax: (403) 290-1266